EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan of Circle Entertainment Inc. of our report dated March 25, 2014, with respect to the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, cash flows, stockholders’ deficit and schedule of Circle Entertainment Inc. for the year ended December 31, 2013 included in its Annual Report for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada March 25, 2014